Exhibit 99.2

About Us

We invest in a leveraged portfolio of almost exclusively residential adjustable-rate mortgage (“ARM”) securities issued and guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.

Our investment strategy differentiates us from our peers because ARM securities reset to more current interest rates with in a relatively short period of time allowing for:

•	the recovery of financing spreads diminished during periods of rising interest rates, and

•	smaller fluctuations in portfolio values from changes in interest rates compared to fixed-rate mortgage securities.

Experienced Management

Formed in 1985, Capstead’s experienced management team has over 80 years of combined mortgage finance industry experience.

Quality Assets

Agency-guaranteed residential mortgage securities are considered to have little, if any, credit risk, particularly given federal government support for Fannie Mae and Freddie Mac. These mortgage investments are highly liquid and can be financed with multiple funding providers through standard repurchase arrangements.

Proven Strategy

We prudently leverage our portfolio to provide the financial flexibility needed to successfully manage through periods of changing market conditions.

First Quarter Highlights

•	Reported earnings of $34.7 million, or $0.41 per diluted common share.

•	Increased book value by $0.13 to $12.15 per common share at March 31, 2011.

•	Increased investment portfolio by $1.91 billion to $10.43 billion at March 31, 2011.
•	Increased portfolio leverage one full multiple to 7.91 times long-term investment capital at March 31, 2011.

•	Total financing spreads decreased 9 basis points to average 1.62%.

•	Raised $60 million in new common equity capital during the first quarter and another $30 million through May 4, 2011.

Quarterly Results

(In thousands, except per share data)	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010
Interest income:
Mortgage securities and similar investments	$53,141	$50,902	$40,614	$47,634	$60,150
Overnight investments and swap recievables	113	140	111	135	92

	53,254	51,042	40,725	47,769	60,242

Interest expense:
Repurchase arrangements and similar borrowings	(12,322)	(11,892)	(11,096)	(11,146)	(13,368)
Unsecured borrowings	(2,187)	(2,187)	(2,186)	(2,187)	(2,187)
Other	(4)	(2)	—	—	—

	(14,513)	(14,081)	(13,282)	(13,333)	(15,555)

Net interest margins	38,741	36,961	27,443	34,436	44,687
Net income	34,692	33,027	23,673	29,759	40,437
Income available to common stockholders	29,634	27,969	18,615	24,700	35,379
Diluted earnings per common share	0.41	0.40	0.27	0.35	0.51
Common dividends per share	0.41	0.39	0.26	0.36	0.50
Common equity raises	60,071	—	—	—	10,423
Common shares outstanding (EOQ)	74,994	70,259	70,129	70,129	70,116

Analysts

Firm	Rating*
Cantor Fitzgerald	Buy
Deutsche Bank	Hold
FBR Capital Markets	Outperform
JMP Securities LLC	Buy
Keefe, Bruyette & Woods	Outperform
Lazard Capital	Hold
Macquarie	Outperform
RBC Capital Markets	Outperform
Sandler O’Neill	Hold
Sterne Agee	Neutral
Stifel Nicolaus	Buy
Wunderlich	Buy

Ownership

Institution	% of shares Outstanding**
Wells Capital Management Inc.	8.07
BlackRock Fund Advisors	4.99
Vanguard Group Inc.	3.74
GW Capital Inc	2.80
Highland Capital Management LP	2.32
Thompson Siegel & Walmsley LLC	2.25
Clough Capital Partners LP	2.19
Jennison Associates LLC	2.14
State Street Global Advisors Inc.	2.14
Wellington Management Co. LLP	2.07

Common Stock Information

NYSE Ticker: CMO
Price as of 5/4/11:	$13.23
52-wk High/Low:	$13.48/$8.12
1Q Dividend:	$0.41
Dividend yield:	12.4%
(based on annualized 1Q dividend)
1Q Avg Daily Vol:	666,640 shares

Series A/Series B

Preferred Stock Info

NYSE Ticker: CMOPRA / CMOPRB

Prices as of 5/4/11: $22.00/$14.50

Call Price: $16.40 / $12.50

Liquidation Value: $16.40 / $11.38

Conversion Ratio: 1.6497 / 0.6373

Annualized Dividend: $1.60 / $1.26

*	As of May 4, 2011
**	% based on available filings as of May 4, 2011 and shares outstanding as of March 31, 2011.

Capstead Mortgage Corporation

8401 North Central Expressway • Suite 800 • Dallas, Texas 75225-4410

800.358.2323 • invrel@capstead.com • www.capstead.com